November 1999

                       LINCOLN CAPITAL MANAGEMENT COMPANY

                                 CODE OF ETHICS

Employees of Lincoln Capital should conduct themselves with integrity and dignity and act in an ethical manner in dealings with clients, business partners, fellow employees and the public.

           PROHIBITION AGAINST ASSISTING LEGAL AND ETHICAL VIOLATIONS

An employee shall not knowingly participate in any act that violates any applicable law, rule, or regulation of any Government, Government agency, or regulatory organization governing professional, financial, or business activity, nor any act which would violate any provision of this Code of Ethics.

           PROHIBITION AGAINST USE OF MATERIAL NON-PUBLIC INFORMATION

It is a violation of United States Federal securities law and a serious breach of Lincoln Capital's Code of Ethics for an employee to trade in, or recommend trading in, the securities of a company, either for personal gain or on behalf of the firm's clients, while in the possession of material, nonpublic information ("inside information") obtained either in the course of performing duties, or through personal contacts. Such violations could subject an employee and Lincoln Capital to significant civil as well as criminal liability, including the imposition of monetary penalties. It could also result in irreparable harm to the reputation of Lincoln Capital. Tippees (i.e., persons who receive material, nonpublic information) also may be held liable if they pass along such information to others.

Inside information is generally understood as material information about an issuer of publicly-traded securities that has not been made known to either the professional investment community or to the public at large. Inside information is MATERIAL if it would be likely to have a substantial effect on the price of the issuer's securities or if a reasonable investor would be likely to consider it important in making his/her investment decision. Such information usually originates from the issuer itself and could include, among other things, knowledge of a company's earnings or dividends, a significant change in the value of assets, changes in key personnel or plans for a merger or acquisition.

For example, a Lincoln Capital portfolio manager, analyst or trader may receive information about an issuer's earnings or a new product in a private communication with the issuer. Such information is usually considered INSIDE INFORMATION because it has not been effectively disseminated to the public at large. As a general rule, any information received from an issuer that has not been made public in a press release, a public filing or forum should be considered inside information.

In addition, Rule 14e-3 under the Securities Exchange Act of 1934 (the "Exchange Act") makes it unlawful to buy or sell securities while in possession of material information relating to a tender offer, if the person buying or selling the securities knows or has reason to know that the information is nonpublic and has been acquired, directly or indirectly, from the person making or planning to make the tender offer, from the target company, or from any officer, director, partner or employee or other person acting on behalf of either the bidder or the target company. This rule prohibits not only trading, but also the communication of material, nonpublic information relating to a tender offer to another person in circumstances under which it is reasonably foreseeable that the communication could result in a trade by someone in possession of the material, nonpublic information.

Insider trading violations do not result when a perceptive investor reaches a conclusion about a corporate action or event through an analysis of public information and nonmaterial, nonpublic information (such as major cost cutting initiatives, new products, etc.). This is known as the mosaic theory. The data used in creating the mosaic may be gathered from all of the sources at the investor's disposal, including the company itself and sources outside of the company, such as suppliers, customers, and competitors. The investor may use conclusions reached under the mosaic theory as the basis for investment recommendations without the need for the company to release the information through broad, public means. Additionally, mere possession of material nonpublic information is not a violation.

             ACTIVITIES WITH RESPECT TO MATERIAL INSIDE INFORMATION

Engaging in communication of material inside information could result in violation of the Federal securities laws. Individuals who commit such acts could be subject to severe penalties under the securities laws and termination from Lincoln Capital.

1) Whenever an employee believes that he/she may have come into possession of material, nonpublic information about a public company, he/she personally must notify the Compliance Director as well as one other Managing Director and may not communicate such information to anyone else. Additionally, Lincoln Capital is obliged to contact the company and urge that the information be made public.

2) Whenever an employee has material, nonpublic information relating to any security, an employee may not buy or sell that security, or any derivative of that security, personally or for family members, any client account under Lincoln Capital management or any other person. In addition, an employee may not recommend to others that they should buy or sell that security or any derivative thereof.

                         RESPONSIBILITIES OF SUPERVISORS

A person with supervisory responsibility shall exercise reasonable oversight of their employees to prevent violation of applicable statutes, regulations and provisions of this Code of Ethics. This Code has been adopted by Lincoln Capital to comply with regulatory requirements. Any questions about the Code or the applicability of the Code to a personal securities transaction should be directed to the Compliance Director. If the Compliance Director is not available, questions should be directed to another Managing Director. In so doing the employee is entitled to rely upon reasonable procedures established by Lincoln Capital.

                PROHIBITION AGAINST MISREPRESENTATION OF SERVICES

An employee shall not make any statements, orally or in writing, which misrepresent:

     1) the services that the individual or Lincoln Capital performs for clients;
                                       I-3

     2) the qualifications of such person or Lincoln Capital;

     3) the investment performance that the person or Lincoln Capital has achieved or can reasonably be expected to achieve for the client; and or

     4) the expected performance of any investment.

An employee shall not make, orally or in writing, explicitly or implicitly, any assurances about or guarantees of any investment or its return except communication of accurate information as to the terms of the investment instrument and the issuer's obligations under the instrument.

                            FAIR DEALING WITH CLIENTS

An employee shall act in a manner consistent with the obligation to deal fairly with all clients when:

     1) disseminating investment recommendations;

     2) disseminating material changes from prior investment advice; and

     3) taking investment action.

                            PRIORITY OF TRANSACTIONS

An employee shall give client transactions priority over personal transactions, and ensure that any personal transactions do not adversely affect client interests. If an employee decides to purchase or sell a security or other investment, the employee must obtain prior approval from the Compliance Director prior to executing the transaction.

                             DISCLOSURE OF CONFLICTS

An employee, when making an initial investment recommendation, shall disclose to the Compliance Director and the Equity or Fixed Income Group, whichever is appropriate, any potential conflict of interest relating to any beneficial ownership of the securities or other investments involved that might reasonably be expected to impair the employee's ability to render unbiased and objective advice.

An employee shall disclose all matters that could reasonably be expected to interfere with the employee's duty to Lincoln Capital and/or Lincoln Capital clients, or with the ability to render unbiased and objective advice.

An  employee  shall  also  comply  with all  requirements  as to  disclosure  of conflicts of interest imposed by law and by rules and regulations of organizations governing the employee's activities, and shall comply with any prohibitions on the employee's activities if a conflict of interest exists.

If an employee is a director of a public company, Lincoln Capital will not trade in any security of that company.

                                Personal Trading

Below are rules governing personal purchases and sales of Common Stocks, Taxable Fixed Income Securities, Options and Futures Contracts. These rules apply to transactions in which an employee is deemed to have a beneficial interest in or accounts over which the employee exercises discretion or control. Some examples are:

     1) securities an employee owns or has pledged to another;

     2) securities  an  employee  holds in a joint  account  with a   spouse  or
     immediate family member;

     3) securities held by any partnership other than Lincoln Partners in which an employee is a general partner or by a trust of which an employee is a beneficiary (except for a remainder interest that does not participate in investment decisions regarding trust assets);

     4) securities held by an employee as trustee of a trust of which the employee is the settlor or an immediate family member has a beneficial interest; and

     5) securities held by a spouse, unless legally separated, or minor children or a person living in the employee's household.

An employee will not be deemed to have a beneficial interest in securities if they are held by a limited partnership in which the employee does not have or share investment control over the partnership's portfolio.

These examples are not exclusive. There are other circumstances in which an employee may or may not be deemed to have a beneficial interest. Any questions should be directed to the Compliance Director.

                     PROHIBITION OF TRADING BENCHMARK ISSUES

Lincoln Capital employees may not buy or sell securities which are used or are designated for possible use for Lincoln Capital client accounts. We call these securities Benchmark issues. Each employee must submit a list of any Benchmark issues owned at each year-end to the Compliance Director.

         Effective 12/31/94, an employee of Lincoln Capital is prohibited from buying Benchmark issues. The names of Lincoln Benchmark issues are attached and include all present holdings of Lincoln Capital and other companies considered to be candidates for Lincoln Capital accounts.

         Any Benchmark issues already owned by Lincoln Capital employees prior to the above date or acquired prior to employment by Lincoln Capital are "grandfathered," and do not have to be sold. Nor is sale required for an issue bought after 12/31/94 which subsequently is designated a Benchmark issue. A list of benchmark issues at each calendar year-end must be submitted to the Compliance Director. New employees must submit Benchmark issues to the
Compliance Director upon employment. Lincoln Capital employees may sell such securities only in accordance with the transaction rules set forth below.

                                    REPORTING

Every Lincoln Capital employee must arrange for duplicate confirms of all personal trades to be sent by their broker to Lincoln Capital's Compliance Director. In addition, employees must report all personal trades in writing quarterly. A copy of the Form is provided on page 9 of this document. Employees must provide Lincoln Capital's Compliance Director with an annual statement of all transactions and holdings from their broker. Annual statements are due in January. Separate confidential files will be maintained for each employee. The Compliance Director will review reports of all personal securities transactions for adherence to the Code and compliance with applicable law and regulation.

                        PRIOR PERMISSION (PRE-CLEARANCE)

Prior to the purchase or sale of any non-Benchmark issue, an employee must submit a request in writing to the Compliance Director using a trade authorization form (example provided on page 10 of this document) which is available from Equity trading. The employee cannot execute the trade until the form is signed and returned. The Compliance Director will sign the form only after ensuring (with the assistance of Equity trading) that the employee transaction does not conflict with any current client transaction, pending order or intention to buy or sell the issue for client accounts.

Once authorized, the employee has THREE days to execute the trade or else must re-submit another request. The employee is also bound by the blackout period and 60-day rule described below. All trade execution information needs to be supplied on the trade authorization form and returned to Equity trading.

In the absence of the Compliance Director, trades may be cleared by another Managing Director. The Compliance Director's trades will be cleared by another Managing Director. A log of all approvals and denials is kept by the Compliance Director. The Code of Ethics is not intended to restrict personal investment activities of employees beyond that necessary to accomplish its purposes. Therefore, the pre-clearance procedure will not apply to:

     1) purchases or sales of mutual funds (including any public or private fund advised by Lincoln Capital);

     2)  bank certificates of deposit or commercial paper;

     3)  U.S. government securities and municipal securities;

     4)  purchases which are part of an automatic dividend reinvestment plan;

     5) purchases or sales over which you have no direct influence or control; and or

     6) purchases or sales of stock index options, financial futures or index participations (however, options on individual securities must receive pre-clearance).

                                 BLACKOUT PERIOD

Even after receiving written permission to make a specific trade, an employee is still prohibited from buying or selling the security within three calendar days before or after Lincoln Capital and/or Lincoln Partners trades in that security (counting the trade date). To avoid even the appearance of "front running," if Lincoln Capital and/or Lincoln Partners decides within the three day blackout period to trade in that particular stock or sector of the fixed income market for fundamental reasons, the employee must disgorge to a charitable organization any profits realized on the trade. If
Lincoln Capital trading within the 3 day period is done only for cash flow reasons, that is, to adjust broadly client holdings because of unforeseen capital contributions or withdrawals, the employee does not have to forego any profit on the trade.

                                   60 DAY RULE

Employees are prohibited from profiting in the purchase and sale, or sale and purchase, of the same security within 60 calendar days.

                          PURCHASE OF PRIVATE SECURITY

Employees must receive approval from the Compliance Director prior to the purchase of a private issue ("private placement"). In the case of a private placement originated by a broker-dealer with whom Lincoln Capital may execute trades for its clients, approval must be received from a second Lincoln Capital Managing Director in addition to the Compliance Director. (If the Compliance Director is the purchaser, approval is necessary from two other Managing Directors.) These persons will consider potential conflicts of interest with client accounts or opportunities in deciding whether to approve a purchase of a private issue. If an issue which has been purchased by an employee in a private placement (or another security of the same issuer) is ultimately considered by Lincoln Capital as a viable prospect for purchase by clients, the Lincoln
Capital employee holding such an issue shall consult with the Compliance Director who shall decide whether it is appropriate or desirable for the employee to disqualify himself from any considerations with respect to the purchase or sale of such issue or such issuer for client accounts.

                             Initial Public Offering

Because of the nature of the business relationship between Lincoln Capital and its securities brokers, employees of Lincoln Capital are prohibited from purchasing shares in an initial public offering.

                                  DIRECTORSHIPS

Membership on the Board of Directors of a Benchmark issue will require prior approval by Lincoln Capital Managing Directors. A person serving as a director of any such company shall not participate in the decision to recommend or to purchase or sell a security of such company for client accounts.

                         RESTRICTIONS ON RECEIVING GIFTS

Employee's shall not receive any gift in merchandise or service of more than nominal value from any person or entity that does business with or on behalf of Lincoln Capital.

                                  COMPENSATION

     1)  Disclosure of Additional Compensation Arrangements

         An employee shall inform Lincoln  Capital  of  compensation   or  other
         benefit arrangements
                                                                      I-8
         in connection with any additional services.

     2)  Disclosure of Referral Fees

         An employee shall make appropriate disclosure to Lincoln Capital of any consideration paid or other benefit delivered to others for recommending Lincoln's services to a prospective client. Where applicable, any referral fee arrangements will be conducted in accordance with Rule 206(4)-3 under the Investment Advisers Act.

     3)  Duty to Employer

         An employee shall not undertake independent practice for compensation or other benefit in competition with Lincoln Capital, unless written consent is obtained from Lincoln Capital.

                            RELATIONSHIPS WITH OTHERS

     1)  Preservation of Confidentiality

         An employee shall preserve the confidentiality of information communicated by the client concerning matters within the scope of the confidential relationship, unless the employee receives information concerning illegal activities on the part of the client.

     2)  Fiduciary Duties

         An employee, in relationships with clients, shall use particular care in determining applicable fiduciary duty, and shall comply with such duty as to those persons and interests to whom it is owed.

           CONSEQUENCES FOR FAILURE TO COMPLY WITH THE CODE OF ETHICS

Compliance with this Code of Ethics is a condition of employment at Lincoln Capital. Taking into consideration all relevant circumstances, the Compliance Director, in consultation with other Managing Directors, will determine what action is appropriate for any breach of the provisions of the Code.

                             PROFESSIONAL MISCONDUCT

An employee shall not:

     1)  commit  a  criminal  act  that  upon  conviction   materially  reflects
         adversely on the employee's fitness as an employee of Lincoln Capital;

     2)  engage    in    conduct    involving    dishonesty,   fraud,  deceit or
         misrepresentation;

     3)  use, sell, dispense, or possess any illegal drugs or narcotics; nor

     5)  report to work under the influence of alcohol.

                                       I-9

At the time of employment and subsequently at the beginning of each calendar year, every Lincoln Capital employee must review and sign a copy of the Code of Ethics and certify that the employee has reported all personal securities transactions in accordance with this Code.

                     QUARTERLY EMPLOYEE TRADE REPORTING FORM

                       LINCOLN CAPITAL MANAGEMENT COMPANY

Name:

For Quarter Ending:


Name of          Buy or                                  Date of                                            Total
Security          Sell         No. of Shares           Transaction              Broker         Price        Cost
--------          ----         -------------           -----------              ------         -----        ----

                              TRADING REQUEST FORM

                                                     Date:______________________



I would like to purchase/sell the following securities:



Have you purchased or sold any of the above securities within the past 60 days?

                                         Signed:________________________________

                                         Compliance Director:___________________

                                         Trader:________________________________


After approval,  record the completed transaction below and return to Compliance
Director:

Name of Security           Buy       No.       Date of             Broker          Price        Total Cost
----------------         or Sell   Shares    Transaction          -------          -----        ----------
                         -------   ------    -----------


                         RESTRICTIONS ON RECEIVING GIFTS

Lincoln employees shall not accept a gift in merchandise or service of more than nominal value from any person or entity that does business with or on behalf of Lincoln Capital. All employees are required to exercise good judgement in their interaction with brokers and suppliers, as even the appearance of a conflict of interest could prove to be detrimental to Lincoln. Specifically: 1) solicitation of any free goods or services from a supplier is prohibited; 2) provision for travel and/or accommodations is prohibited.

If an employee has any questions about the appropriateness of a gift from a supplier, he/she should first discuss it with the Compliance Director.

                                      II-12